Exhibit 99.1

Contacts:

Stephanie Diaz (Investors)	Tim Brons (Media)
Vida Strategic Partners	Vida Strategic Partners
415-675-7401	415-675-7402
sdiaz@vidasp.com	tbrons@vidasp.com

Peregrine Pharmaceuticals Announces Appointment of Patrick Walsh to Board of Directors of Peregrine and Avid Bioservices

-- Industry Veteran with More Than Thirty Years of Experience Leading Successful Contract Development and Pharmaceutical Manufacturing Organizations --

TUSTIN, Calif., October 24, 2017 – Peregrine Pharmaceuticals, Inc. (NASDAQ:PPHM) (NASDAQ:PPHMP), a company focused on helping improve patient lives by providing high quality biologics manufacturing services to biotechnology and pharmaceutical companies, today announced the appointment of Patrick Walsh as an independent member of the board of directors of both Peregrine and Avid Bioservices, the company’s wholly-owned contract development and manufacturing organization (CDMO) subsidiary. Mr. Walsh’s record of leading successful, high-growth CDMOs is well-documented in the industry and he has also led complex laboratory and pharmaceutical manufacturing operations including parenteral and active pharmaceutical ingredients (API) on a global scale.

“We are thrilled to add an individual with Patrick’s industry expertise and impressive track record of success to the Peregrine and Avid boards. The industry insight and knowledge that he has accumulated throughout his years of serving on the senior management teams of successful CDMOs, will prove invaluable as we continue to expand and enhance our CDMO business,” said Steven W. King, president and chief executive officer of Peregrine. “Since early September, we have made great progress in our stated goal of hiring a dedicated president focused on the CDMO business and expanding our board of directors with individuals with high quality CDMO industry experience. We believe that these key appointments strongly position our CDMO business to continue its growth and capture a more significant portion of the rapidly expanding business opportunities in this industry.”

Mr. Walsh currently serves as chief executive officer of Avista Pharma Solutions, a high-growth CDMO with over 220,000 square feet of facility space that provides pharmaceutical clients with a full suite of service offerings including analytical, microbiology, API, formulation, drug substance & drug product manufacturing expertise and capabilities. Prior to joining Avista Pharma, he was chief executive officer of AAIPharma Services, a private-equity backed CDMO at which he led a successful growth strategy culminating in the company’s sale for more than 4.5 times return on invested capital. Mr. Walsh also held the positions of president and chief operating officer of Gensia-Sicor, during which time he led the company’s commercial growth strategy, culminating in the eventual sale to Teva for $3.4 billion. Prior to Gensia, he spent 10 years in a global pharmaceutical company culminating in leading the U.S. and international business of a leading Japanese pharma company. Mr. Walsh has served on pharma boards as chairman, non-executive chairman and company director, as well as an executive advisor to private equity and venture capital firms.  He currently serves on the board of Avista Pharma, which is backed by private-equity firm Ampersand Capital Partners.

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“This is an advantageous time for CDMOs with the appropriate combination of leadership, technical capabilities, and scale to capitalize on the dramatically increasing demand within the industry. With it’s single-use, fully disposable manufacturing technologies and proven regulatory track record, Avid is well positioned to seize this opportunity,” said Mr. Walsh. “I am pleased to serve the company in its goal to capitalize on this dynamic and growing market opportunity.”

Avid Bioservices was established out of Peregrine’s internal biologics manufacturing and development capabilities and began formal operations in January 2002. The company has grown from an internal support operation to a full service CDMO that manufactures bulk drug substance for products that are approved and marketed in over 18 countries by leading biopharma companies. Avid was recently recognized as a leading CDMO by Life Science Leader as a recipient of multiple 2017 Contract Manufacturing Leadership Awards for Quality, Reliability, Capabilities, Expertise and Compatibility. The company has an outstanding regulatory inspection history and state-of-the-art cGMP manufacturing facilities.

About Peregrine Pharmaceuticals, Inc.

Peregrine Pharmaceuticals, Inc. is a company transitioning from an R&D focused business to a pure play contract development and manufacturing organization (CDMO). Peregrine's in-house CDMO services, including cGMP manufacturing and development capabilities, are provided through its wholly-owned subsidiary Avid Bioservices, Inc. (www.avidbio.com).

The company is pursuing to license or sell its proprietary R&D assets, including its lead immunotherapy candidate, bavituximab, which is currently being evaluated in clinical trials in combination with immune stimulating therapies for the treatment of various cancers.  For more information, please visit www.peregrineinc.com.

About Avid Bioservices, Inc.

Avid Bioservices, a wholly owned subsidiary of Peregrine Pharmaceuticals, provides a comprehensive range of process development, high quality cGMP clinical and commercial manufacturing services for the biotechnology and biopharmaceutical industries. With over 20 years of experience producing monoclonal antibodies and recombinant proteins in batch, fed-batch and perfusion modes, Avid's services include cGMP clinical and commercial product manufacturing, purification, bulk packaging, stability testing and regulatory strategy, submission and support. The company also provides a variety of process development activities, including cell line development and optimization, cell culture and feed optimization, analytical methods development and product characterization. For more information about Avid, please visit www.avidbio.com.

Important Additional Information

Peregrine intends to file a proxy statement with the Securities and Exchange Commission (SEC) in connection with the solicitation of proxies for Peregrine's 2017 Annual Meeting (Proxy Statement) with an associated WHITE proxy card. Peregrine, its directors and certain of its executive officers will be participants in the solicitation of proxies from stockholders in respect of the 2017 Annual Meeting. Information regarding the names of Peregrine's directors and executive officers and their respective interests in Peregrine by security holdings or otherwise is set forth in the Annual Report on Form 10-K of Peregrine, for the fiscal year ended April 30, 2017, filed with the SEC on July 14, 2017, and Peregrine's proxy statement for the 2016 Annual Meeting, filed with the SEC on August 26, 2016. To the extent holdings of such participants in Peregrine's securities are not reported, or have changed since the amounts described, in the 2016 proxy statement, such changes have been reflected on Initial Statements of Beneficial Ownership on Form 3 or Statements of Change in Ownership on Form 4 filed with the SEC. Details concerning the nominees of Peregrine's Board of Directors for election at the 2017 Annual Meeting will be included in the Proxy Statement. BEFORE MAKING ANY VOTING DECISION, INVESTORS AND STOCKHOLDERS OF THE COMPANY ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH OR FURNISHED TO THE SEC, INCLUDING THE COMPANY'S DEFINITIVE PROXY STATEMENT AND ANY SUPPLEMENTS THERETO, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and stockholders will be able to obtain a copy of the definitive proxy statement and other documents filed by Peregrine free of charge from the SEC's website, www.sec.gov. Peregrine's stockholders will also be able to obtain, without charge, a copy of the definitive Proxy Statement and other relevant filed documents by directing a request by mail to Peregrine, Corporate Secretary's Office, 14282 Franklin Avenue, Tustin, CA 92780, by calling Peregrine's proxy solicitor, MacKenzie Partners, Inc., toll-free at (800) 322-2885, or from Peregrine's website at www.Peregrine.com.

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